Exhibit 99.1

For Immediate Release	Contact: David L. Clark
Vice President, Corporate Affairs
NPS Pharmaceuticals, Inc.
(801) 583-4939

NPS COMPLETES $175 MILLION NOTE OFFERING

BACKED BY SENSIPAR® ROYALTIES

Salt Lake City- December 23, 2004 - NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) announced today that it has closed a private placement of $175 million of notes with institutional investors. The notes are secured by revenue paid to NPS from sales of Sensipar®, a drug licensed to and sold by Amgen Inc. for the treatment of hyperparathyroidism.

Payments for the notes will be made from Sensipar royalties and milestone payments payable under a Development and License Agreement between NPS and Amgen. The notes are non-recourse and non-convertible, meaning that under no circumstance is NPS obligated to repay the notes, and under no circumstance will the notes convert to equity.

The annual interest rate on the notes is 8%, with interest payable quarterly beginning March 30, 2005. In addition to payments on the notes from royalties and milestones, an interest reserve account has been funded with approximately $14 million of the proceeds of the offering to support the payment of interest until December 30, 2006. Beginning March 30, 2006, if the Sensipar royalties received exceed the interest payments and expenses due for any given year, the excess will be used to redeem the notes at par, and under certain circumstances, to pay a redemption premium. The legal final maturity date of the notes is March 30, 2017, unless the notes are repaid earlier due to Sensipar sales that exceed certain predetermined amounts. In addition, the notes may be redeemed by NPS on any quarterly payment date subject to the payment of a redemption premium. Once the notes are repaid in full, NPS will receive all royalty payments due under the Development and License Agreement with Amgen.

Net proceeds to NPS from the financing will be approximately $155 million after interest reserves and transaction costs. NPS will use the proceeds of the placement to fund clinical trials of NPS’s product candidates, fund the development of its sales, marketing and manufacturing capabilities and build-up of inventory, advance its preclinical research programs, in-license or acquire complementary product candidates or products, technologies or companies, and fund general corporate purposes.

The notes have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent an applicable exemption from the registration requirements of the Act. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

Cautionary Statement For The Purpose Of The “Safe Harbor” Provisions

Of The Private Securities Litigation Reform Act Of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Therefore, actual outcomes and results may differ materially from what is expressed herein. A description of those risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the most recent fiscal year and any amendments thereto, our Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K. NPS is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.